Artisan Partners Asset Management Inc. Reports October 2021 Assets Under Management
Milwaukee, WI - November 9, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of October 31, 2021 totaled $179.7 billion. Artisan Funds and Artisan Global Funds accounted for $88.4 billion of total firm AUM, while separate accounts and other AUM1 accounted for $91.3 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of October 31, 2021 - ($ Millions)
Growth Team
Global Opportunities	$28,368
Global Discovery	2,326
U.S. Mid-Cap Growth	18,229
U.S. Small-Cap Growth	6,615
Global Equity Team
Global Equity	3,017
Non-U.S. Growth	21,813
Non-U.S. Small-Mid Growth	9,578
China Post-Venture	140
U.S. Value Team
Value Equity	4,009
U.S. Mid-Cap Value	4,007
International Value Team
International Value	30,985
International Small Cap Value	23
Global Value Team
Global Value	26,373
Select Equity	425
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,030
Credit Team
High Income	8,111
Credit Opportunities	121
Developing World Team
Developing World	9,640
Antero Peak Group
Antero Peak	3,695
Antero Peak Hedge	1,215

Total Firm Assets Under Management ("AUM")	$179,720

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $22 million

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.